Datascension Inc. ________________________



                                April 14, 2005
Jennifer A. Fainer
The Nasdaq Stock Market
Dividend Department
VIA FAX: 203-385-6381

Dear Ms. Fainer,

Below   is   the  requested  information  regarding  the  planned  dividend  to
Datascension's shareholders.

   1. Record Date:        April 27, 2005
   2. Payment Date:       Our  intention is to begin processing the transaction
      within 10 business days from the record date. The shareholders are not required to do anything in order to receive their shares.
   3. Ratio of the distribution: 18:1 For every 18 shares of Datascension Inc. the shareholder owns, they will receive 1 share of South Texas Oil Company (formerly known as Nutek Oil, Inc.) common stock. Fractional shares will not be issued, the shares will be rounded to the closest whole amount.
   4. The shares are not registered with the SEC. The spin-off shares will be restricted from trading for two years and will include a restricted legend.
   5. We are not waiting for effectiveness from the SEC related to the shares of this company.
   6. Transfer Agent:     Lori Livingston, Transfer Online, 503-227-2950
   7. Name of the company being distributed to shareholders: South Texas Oil Company (f/k/a Nutek Oil Inc.)


Please contact me if you have any questions related to this matter or need further information.

Best regards,
Datascension, Inc.


Jason F. Griffith, CPA